Exhibit 10.19

ADIENT PLC

COMPENSATION SUMMARY AND OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

Compensation for non-employee members of the Board of Directors (the “Board”) of Adient plc (the “Company”), effective as of October 1, 2016, consists of the payment of:

(i) a retainer at the annual rate of USD $290,000 to each non-employee director in the form of USD $145,000 in cash (the “Cash Retainer Amount”) and USD $145,000 in ordinary shares of the Company (the “Share Retainer Amount”),

(ii) a Committee Chair fee at the annual rate of USD $10,000 in cash to each non-employee chair and successor chair for the Audit, Corporate Governance, and Compensation Committees of the Board (the “Committee Chair Fee”), and

(iii) a Lead Director fee at the annual rate of USD $30,000 in cash to a non-employee lead director and successor lead director (the “Lead Director Fee”), provided that the non-employee lead director shall not also receive a Committee Chair Fee as described above.

Payment of the Share Retainer Amount. Beginning with the Company’s annual shareholders meeting in 2017, the Company will issue ordinary shares for the Share Retainer Amount on (or as soon as practicable following) the date of each annual shareholders meeting to each non-employee director then in office, subject to the following:

•	If a director is retiring from the Board as of the date of such annual shareholders meeting, then the director will not be entitled to receive any ordinary shares for the Share Retainer Amount.

If as of the date of such annual shareholders meeting a director has announced his or her intention to retire from the Board prior to the next annual shareholders meeting, then, rather than receiving the full Share Retainer Amount, the director will receive ordinary shares with an aggregate value of (x) the number of days between the annual shareholders meeting and the intended effective date of the director’s retirement divided by (y) 365, multiplied by the Share Retainer Amount, representing payment for the period of the director’s service from the annual shareholders meeting until the intended effective date of the director’s retirement.

•	If a director is appointed as a director between annual shareholders meetings, then, in addition to the ordinary shares for the full Share Retainer Amount paid at the first annual shareholders meeting following the director’s appointment, the director will be entitled to receive additional ordinary shares upon the effective date of the director’s appointment with an aggregate value equal to (x) the number of days in the period from the effective date of the director’s appointment or election to the Board through the such first annual shareholders meeting divided by (y) 365, multiplied by the Share Retainer Amount, representing payment for the period of the director’s service from the director’s appointment as a director until such annual shareholders meeting.

The ordinary shares shall be issued under the Adient plc 2016 Director Share Plan, as in effect from time to time.

Payment of the Cash Retainer Amount and the Committee Chair Fee or Lead Director Fee. The Company will pay the Cash Retainer Amount and the Committee Chair Fee or Lead Director Fee in the form of a quarterly payment in arrears for a quarter, as soon as practicable after the last day of such quarter, to each director in office on the last day of such quarter.

If a director served in the relevant position for the entire quarter, then the quarterly cash payment shall equal USD $36,250 for the Cash Retainer Amount, USD $2,500 for the Committee Chair Fee and USD $7,500 for the Lead Director Fee, as applicable.

If a director is either elected or appointed to the Board or is appointed as a Committee Chair (or successor to a Committee Chair) or Lead Director (or successor to a Lead Director) at any time during the fiscal year after the first business day of a quarter, then such director will receive at the regularly scheduled payment date for the quarter in which such election or appointment is effective, a prorated amount of the Cash Retainer Amount and/or any Committee Chair Fee or Lead Director Fee with such amount to be determined in the manner set forth below, as applicable:

•	Cash Retainer Amount: The non-employee director shall receive a cash amount equal to (x) the number of days from the effective date of the appointment or election to the last day of the quarter divided by (y) 90, multiplied by USD $36,250; and

•	Committee Chair or Lead Director Fee: The non-employee director shall receive a cash amount equal to (x) the number of days from the effective date of the appointment or election to the last day of the quarter divided by (y) 90, multiplied by USD $2,500 for a Committee Chair or USD $7,500 for the Lead Director.

The Company will not pay any fees for attendance at meetings of the Board or any committee.

The Company will also reimburse non-employee directors for any reasonable expenses related to their service on the Board.

Ownership of Company Ordinary Shares. All non-employee directors are required to hold an amount of Company ordinary shares equal to five times the Cash Retainer Amount within five years of being elected or appointed to the Board.

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